SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. )*

                                  VICON INDUSTRIES INC /NY/
--------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------
                         (Title of Class of Securities)

                                  925811101
----------------------------------------------------------------------
                                 (CUSIP Number)

                                   03/30/05
----------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

/  /   Rule 13d-i(b)
/X /  Rule 13d-i(c)
/  /  Rule 13d-i(d)


------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.








CUSIP NO.   925811101                    13G
------------------------------------------------------------------------
--------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AMH Equity LLC
------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
------------------------------------------------------------------------

3    SEC USE ONLY
------------------------------------------------------------------------


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York, USA
------------------------------------------------------------------------

        NUMBER OF        5    SOLE VOTING POWER

           SHARES

     BENEFICIALLY
                     --------------------------------------------------

         OWNED BY        6    SHARED VOTING POWER

             EACH
                    -------------------------------------------------


        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON

             WITH
                      -------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     220,200 shares of common stock.
------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*  / /

------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.8%
------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
     PN
------------------------------------------------------------------------













CUSIP NO.   925811101                    13G
------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Leviticus Partners, L.P.
------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
------------------------------------------------------------------------

3    SEC USE ONLY
------------------------------------------------------------------------


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, USA
------------------------------------------------------------------------

        NUMBER OF        5    SOLE VOTING POWER

           SHARES             220,200 Shares of Common Stock

     BENEFICIALLY
                              ------------------------------------------


         OWNED BY        6    SHARED VOTING POWER

             EACH
                               -----------------------------------

        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON            220,200 Shares of Common Stock

             WITH
			---------------------------------------------
			8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     220,200 shares of common stock.
------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*  / /

------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.8%
------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
     PN
------------------------------------------------------------------------







CUSIP NO.   925811101                    13G
------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Parameter Partners LLC
------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
------------------------------------------------------------------------

3    SEC USE ONLY
------------------------------------------------------------------------


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York, USA
------------------------------------------------------------------------

        NUMBER OF        5    SOLE VOTING POWER

           SHARES
     BENEFICIALLY
  			----------------------------------------------


         OWNED BY        6    SHARED VOTING POWER

             EACH
			---------------------------------------------

        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON
             WITH
			-----------------------------------
                         8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     220,200 shares of common stock.
------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*  / /

------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.8%
------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
     PN

-----------------------------------------------------------------------


This SCHEDULE 13G amends the Schedule 13D last amended on May 5, 2004 (the "Schedule 13D"). The filing persons have chosen to file the
SCHEDULE 13G as opposed to the Schedule 13D because the shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

ITEM 1:   (a)   NAME OF ISSUER:

                VICON INDUSTRIES INC /NY/

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
		89 Arkay Dr
		Hauppauge, NY 11788-3727


ITEM 2:   (a)   NAME OF PERSON FILING:

                This Schedule 13G is jointly filed by Leviticus
Partners, L.P., a Delaware limited partnership ("Leviticus"),
AMH Equity, LLC ("AMH"), a New York limited liability company and Parameter Partners, LLC ("Parameter"), a Delaware limited liability company, (each a "Reporting Person" and, collectively, the "Reporting Persons"). AMH is the general partner of both Leviticus and Parameter.

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE :

                	C/O Leviticus Partners LP
       			Chrysler Building
       			405 Lexington Avenue
       			45th Floor
       			New York, NY 10174


          (c)   CITIZENSHIP:

                See above

          (d)   TITLE OF CLASS OF SECURITIES:

                SEE COVER PAGE

          (e)   CUSIP NUMBER:

                SEE COVER PAGE

ITEM 3:         See Item 12 above

ITEM 4:   (a)   AMOUNT BENEFICIALLY OWNED:

                See Item 9 above

          (b)   PERCENT OF CLASS:

                See Item 11 above

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS:

                See Items 5 and 7 above


ITEM 5:         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

		/X/

ITEM 6:         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:
		N/A

		The principal address of Leviticus is:
      	         405 Lexington Avenue
                 45th Floor
		 New York, NY 10174



ITEM 7:
                Inapplicable

ITEM 8:
                Inapplicable

ITEM 9:         NOTICE OF DISSOLUTION OF GROUP:

                Inapplicable

ITEM 10:        CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in theordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 31, 2005



            			Leviticus Partners, L.P.
				By: AMH Equity, LLC, its general partner
				By: /s/ Adam Hutt
				Name: Adam Hutt
				Title: Managing Member


				Parameter Partners, LLC
				By: AMH Equity, LLC, its general partner
				By: /s/ Adam Hutt
				Name: Adam Hutt
				Title: Managing Member


				AMH Equity, LLC
				By: /s/ Adam Hutt
				Name: Adam Hutt
				Title: Managing Member